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[BDO Letterhead]




March 31, 1999




Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(C) under the Securities Exchange Act of 1934 and in satisfaction of item (C) of Part II of Form 12b-25.

     We are the independent auditors of Chromatics Color Sciences International, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 1998 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 1998 and is therefore unable to furnish the required opinion on such financial statements.

     We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statments and furnish the required opinion for a timely filing because additional documentation and schedules recently requested have not been provided. As a result, we have not yet had sufficient time to complete the auditing procedure which we consider necessary in the circumstances.



Very truly yours,


    /s/ BDO Seidman, LLP
--------------------------------
        BDO Seidman, LLP